Registrant	File No.	Form	Original Filing Date	Amended Filing Date	Explanation
Pioneer Series Trust III	811-21664	N-Q/A	1/29/15	1/30/15
The Registrant amended the Form N-Q for the period ended November 30, 2014 to include the Trust’s leveling table that was only partially reported due to a formatting error. No other changes were made to the filing.